Exhibit 99.1

Industrial Enterprises Receives Additional NASDAQ Notification

NEW YORK January 29, 2008 – Industrial Enterprises of America, Inc. (NASDAQ: IEAM), announced today that it electronically received a NASDAQ Staff Deficiency Letter on January 24, 2008 indicating that the Company fails to comply with the minimum bid price requirement(s) for continued listing set forth in Marketplace Rule(s) 4310(c)(4) and 4310(c)(8)(D).

The letter notes that during the preceding 30 consecutive trading days, the closing bid price of the Company's common stock was below the minimum $1.00 per share as required by the NASDAQ Stock Market under Marketplace Rule 4310(c)(4).

The letter states that, in accordance with Marketplace Rule 4310(c)(8)(D), the Company has until July 22, 2008 to demonstrate compliance with the $1.00 minimum bid price requirement. To fully comply with the minimum bid price requirement, the closing bid price of the Company's common stock must be at $1.00 per share or more for a minimum of 10 consecutive trading days.

If at any time before July 22, 2008 the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive trading days, the Company expects that NASDAQ will provide written notification that the Company complies with Marketplace Rule 4310 ( c ) (4).

About Industrial Enterprises of America

Industrial Enterprises of America, Inc., headquartered in New York, NY, is an automotive aftermarket packager and supplier that specializes in the sale of anti-freeze, auto fluids, charcoal fluids, and other additives and chemicals. The Company has distinct proprietary brands that collectively serve the retail, professional and discount automotive aftermarket channels. For more information please visit www.ieam-inc.com.
Except for the historical information contained herein, the matters discussed in this press release may include forward-looking statements or information. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of Industrial Enterprises of America set forth herein and those preceded by or that include the words ``believes,'' ``expects,'' ``given,'' ``targets,'' ``intends,'' ``anticipates,'' ``plans,'' ``projects,'' ``forecasts'' or similar expressions, are forward-looking statements. Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties which could cause the Company's future results to differ materially from those anticipated, including: (i) the Company's history of ongoing operating losses; (ii) the overall marketplace and clients' usage of products, including demand therefore, the impact of competitive technologies, products and pricing, particularly given the substantially larger size and scale of certain competitors and potential competitors, control of expenses, and revenue generation by the acquisition of new customers; Other risks are detailed from time to time in the Company's 2006 Annual Report on Form 10-K, as amended, its Quarterly Reports on Form 10-QSB, and in its other Securities and Exchange Commission reports and statements. The Company assumes no obligation to update any of the information contained or referenced in this press release.